UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2013

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BRIGHT MOUNTAIN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-54877	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2250, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities

During the second quarter of 2013, we sold 1,643,000 shares of our common stock at a per share price of $0.50 to 3 non-affiliated private investors and 5 affiliated private investors. 1,463,000 shares were sold for cash consideration and 180,000 shares were sold for services rendered. The Company relied upon Section 4(2) of the Act, and Rule 506 of Regulation D of the Act. Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors, financial statements and use of funds. The investors were business acquaintances, family members, or friends of, or personally known to, our officers and directors. It is the belief of management that each of the individuals who invested have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment and therefore did not need the protection offered by registering their shares under Securities and Exchange Act of 1933, as amended. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. The Offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend. There were no underwriters or selling agents involved in the Offering. Proceeds were used for working capital. Approximately $130,000 of the proceeds will be used for compensation to directors and executive officers.

In addition, during the month of April two holders of our outstanding debt, our chief executive officer and a principal shareholder of the Company, converted outstanding debt of $143,500 and $142,500, respectively, into 287,000 and 285,000 shares of our common stock. The shares were issued with a Rule 144 legend.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2013, Mr. Gregory Stepic resigned as our Chief Financial Officer and director due to his retirement from the Company.  There were no disagreements with management.

Effective July 1, 2013, Ms. Annette Casacci was appointed as the Chief Financial Officer. Ms. Casacci joined the Company on June 17, 2013. From 2008 until June 12, 2013, Ms. Casacci was the Chief Financial Officer of Universal Court Reporting, Inc. She was also in charge of Human Resources. From 1998 to 2008, Ms. Casacci was a director, vice president and chief financial officer of Brayson Corporation, which was formed to provide equity to various start-up real estate businesses. Ms. Casacci graduated cum laude from Florida Atlantic University in 2001 with a B.S. in Business Administration. She also obtained an MBA from Florida Atlantic University in 2003.

Effective July 1, 2013, Mr. Jonathan D. Thielmann was elected by the board of directors to fill the vacancy created by the resignation of Mr. Stepic. Mr. Thielmann has been our Director of Information Technology and Product Sales since inception in 2010. From 2005 to 2009 Mr. Thielmann was vice-president of operations for Speyer Door and Window, Inc. Mr. Thielmann served a six year tour of duty with the United States Navy and achieved the rank of Petty Officer First Class. Mr. Thielmann was selected as a director because of his business experience.

Effective July 1, 2013, Mr. Richard Rogers was elected by the board of directors to serve as a member of the board of directors. For more than the past five years Mr. Rogers has been the president and chief executive officer of On Course Insurance, Inc., which provides custom insurance analysis to create the appropriate customer solution for its clients. As an independent agency On Course Insurance represents multiple insurance carriers. Mr. Rogers has been in the insurance industry since 1985. Mr. Rogers is a graduate of West Chester University and earned his Bachelor of Science Degree in pre-law in 1978. Mr. Rogers was selected as a director because of his insurance and business experience.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 9, 2013, we filed an amendment to our articles of incorporation. The amendment provided for a forward split of our common stock of 1.8 to 1 to shareholders of record on June 26, 2013. The amendment also authorized an increase in our common stock from 180,000,000 to 324,000,000 shares of common stock.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

No.	Description
3.3	Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHT MOUNTAIN HOLDINGS, INC.

July 9, 2013	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer and President